A Special Meeting of Shareholders of the ING Pilgrim International Fund (the "Fund") was held on July 21, 2000, for the purpose of:

(1) approving a new investment management agreement between the Fund and ING Pilgrim Investments, Inc. (For: 1,736,342, Against or withheld: 9,215);

(2) electing eleven (11) new Directors to hold office until the election and qualification of their successors (For: 31,160,104, Against or withheld:
2,386,376);

(3) ratifying the selection of KPMG LLP as the Fund's independent public accountant (For: 1,737,672, Against or withheld: 9,041);

(4) approving a new service and distribution plan for the Fund (For: 1,690,303, Against or withheld:11,644); and

(5) approving amended and restated Articles of Incorporation (For: 1,693,412, Against or withheld: 8,916).

The following Directors were elected at the Special Meeting of Shareholders and are currently Directors of the Fund: Al Burton, Paul S. Doherty, Robert B. Goode, Alan L. Gosule, Walter H. May, Jock Patton, David W.C. Putnam, John R. Smith, Robert W. Stallings, John G. Turner and David W. Wallace.